EXECUTION COPY

EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of October 15, 2007 (the “Commencement Date”) by and between Stephen Ferrone (“Executive”), and Immunosyn Corporation, a Delaware corporation (the “Company”) by or through its officers (this “Agreement”).

The parties hereto wish to enter into an employment agreement on the terms and conditions set forth below.  Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Term.  The Executive’s employment under this Agreement shall commence on the Commencement Date and shall end, unless terminated earlier pursuant to Section 4, at the close of business on December 31st, 2009 (the “Term”); provided, however, that the Term shall thereafter be automatically extended for each succeeding one (1) year period unless either party hereto shall provide the other party with a written notice at least thirty (30) days prior to the end of the then current Term, advising that the party providing the notice shall not agree to so extend the Term.

2.           Title, Duties and Authority.  The Executive shall serve as Chief Executive Officer and President of the Company, and shall have such responsibilities and duties consistent with such position and/or as may from time to time be assigned to the Executive by the board of directors of the Company (the “Board”), and shall have all of the powers and duties usually incident to such offices.  In addition, Argyll Biotechnologies, LLC agrees to nominate and/or cause the Executive to be elected to the Company’s Board of Directors at each annual meeting of stockholders during the Term of the Executive’s employment hereunder or, if there shall at any time be director classes, at each such meeting at which Executive’s director class comes up for election, and Argyll agrees to vote all, or cause (to the extent within its control) to be voted, shares of the Company owned or controlled by Argyll, directly or indirectly, to be voted, to elect Executive to serve on the Company’s Board.  Executive hereby agrees to serve on the Company’s Board if elected.  The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, except for vacations, illness and incapacity; provided, however, that the Executive may serve on the boards of directors of non-public companies and charitable organizations and may devote reasonable time to charitable and civic organizations, in all cases provided that the performance of his duties and responsibilities on such boards and in such service does not interfere substantially with the performance of his duties and responsibilities under this Agreement.

3.           Compensation and Benefits.

(a)           Base Salary.  During the Term, the Company shall pay the Executive a base salary (“Base Salary”).  The Base Salary shall be Four Hundred Thousand Dollars ($400,000 USD) per year for calendar year 2007 (pro rated for the portion of the year included in the Term) payable semi-monthly (less applicable taxes and withholdings); Five Hundred Thousand Dollars ($500,000 USD) per year for calendar year 2008 and Six Hundred Thousand Dollars ($600,000 USD) per year for calendar year 2009.  The Base Salary shall be subject to annual review by the Board or the Compensation Committee thereof for discretionary periodic increases but not decreases; provided, however, that for each subsequent calendar year during the Term, commencing with the 2010 calendar year, the amount of the Executive’s Base Salary shall be increased by not less than the United States benchmark annualized rate of inflation of the previous calendar year.  Should Company capital subsequent to Executive’s Commencement Date be insufficient to meet the Executive’s salary requirements in 3(a), said salary claim accrues and is payable when said funds become available to the Company.

(b)           Bonus – Revenue Share.  Executive shall receive a bonus for each year of the Term determined in accordance with the following formula and paid between January 1 and March 15 of the following year (“Bonus”):

•	one half of one percent (0.005%) on gross revenues (GR) less the Company’s cost of product (GR) of $0.00-$500 Million Dollars (USD)
•	three quarters of one percent (0.075%) on GR of $500-One Billion Dollars (USD)
•	one percent (.01%) on GR above $One Billion Dollars (USD)

(c)           Stock Options.  For each partial and full year of the Term, the Executive shall be eligible to participate in the Company’s Stock Option Plan; otherwise the Executive shall be granted Company options subject to approval by the Compensation Committee of the Board of Directors and in a manner customary for like companies in the industry (such option exercise price being equal to the fair market value of the stock on December 31st of the term year for which they are being granted).

(d)           Employee Benefits and Incentive Arrangements.  The Executive shall be entitled to participate in all of the Company’s employee benefit and incentive compensation plans and arrangements made available during the Term to the senior executives of the Company as may be in effect from time to time.  If health insurance is not in place as of the Commencement Date, the Company will make reasonable efforts to make such benefits available to employees of the Company within a reasonable time following the Commencement Date.

(e)           Expenses.  The Executive shall be entitled to receive prompt reimbursement of his expenses incurred in the performance of his employment hereunder upon his submission to the Company of reasonable and customary expense claims pursuant to the Company’s Expense Reimbursement Policy.  All expense submissions shall be subject to review and approval by the Company.  The Company shall reimburse Executive no later than the end of the year following the year in which any such expense is incurred.  The amount of Executive’s expenses eligible for reimbursement during any taxable year will not affect the expenses eligible for reimbursement in any other taxable year.

(f)           Vacations.  The Executive shall be entitled to four (4) weeks paid vacation in each calendar year during the Term.  Subject to applicable laws and Company policy, the Executive may not accrue more than four (4) weeks of paid vacation days at any given time; such that he shall never have an accrual of greater than four (4) weeks of vacation days at any given time, subject to provision changes in the benefits and compensation policy of the Company.

(g)           Sick Days.  The Executive shall be entitled to five (5) days off per calendar year due to sickness or illness.  Executive shall provide notice to the Company of such sick days as soon as reasonably possible.

(h)           Any element of compensation herein described may be re-evaluated and revised but not reduced by joint written agreement of the Executive and the Board of Directors.  Factors to be considered in the course of said re-evaluation and revision include performance specific to the Company as well as what is customary for like companies in the industry.

4.           Termination.  The Executive’s employment hereunder with the Company may be terminated under the following circumstances:

(a)           Death or Disability.  If the Executive shall die or become entitled to the receipt of benefits under the Company’s long-term disability plan, if any, the Company may terminate the Executive’s employment hereunder for death or “Disability,” as applicable.

(b)           Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)           the failure by the Executive to substantially perform the Executive’s duties for the Company, whether or not during the Term (other than any such failure resulting from the Executive’s Disability which shall be subject to the provisions of Section 4(a));

(ii)           the willful violation by the Executive of any of the Executive’s material obligations hereunder;

(iii)           the willful engaging by the Executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv)           the Executive’s conviction of a felony (or plea of nolo contendere).

Notwithstanding the foregoing, if practicable under the circumstances, the Executive shall not be terminated for Cause without:

(A)           delivery of a written notice to the Executive setting forth the reasons for the Company’s intention to terminate the Executive’s employment hereunder for Cause;

(B)           the failure of the Executive to cure the nonperformance, violation or misconduct described in the notice referred to in clause (A) of this paragraph, if cure thereof is possible, to the reasonable satisfaction of the Board, within fifteen (15) days of the Executive’s receipt of such notice; and

(C)           an opportunity for the Executive to be heard before the Board.

(c)           Good Reason.  The Executive may terminate his employment hereunder for “Good Reason” upon the occurrence, without the Executive’s consent, of any of the following events that has occurred within ninety (90) days of Executive giving written notice thereof to the Company and that has not been cured within thirty (30) days after written notice thereof has been given to the Company by the Executive;

(i)           a material diminution in the Executive’s authority, duties or responsibilities;

(ii)           a material diminution in the Executive’s Base Salary;

(iii)           a material change in the geographic location at which Executive must perform the services; or

(iv)           any other action or inaction that constitutes a material breach by the Company of this Agreement.

(d)           Without Cause.  The Company may terminate the Executive’s employment hereunder without Cause.

(e)           Without Good Reason.  The Executive may terminate the Executive’s employment hereunder without Good Reason.

(f)           Termination Obligations.

(i)           The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his or her employment, belongs to the Company and shall, if physically returnable, be promptly returned to the Company upon termination of his or her employment.  “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and Proprietary Information (as defined below).  Following termination, Executive will not retain any written or other tangible material containing any proprietary or confidential information belonging to the Company.

(ii)           Upon termination of his employment, Executive shall be deemed to have resigned from all offices, board positions and directorships then held with the Company, and will execute a letter of resignation if requested.

5.           Compensation upon Termination.

(a)           Death or Disability.  If the Executive’s employment with the Company hereunder is terminated on account of the Executive’s death or Disability pursuant to Section 4(a), the Company shall as soon as practicable pay to the Executive or the Executive’s estate, as applicable, or as may be directed by the legal representatives of the Executive or the Executive’s estate, as applicable, any Base Salary and/or Bonus accrued and due to the Executive under Section 3(a) and/or 3(b) through the date of the Executive’s death or termination for Disability, as applicable.  Other than the foregoing, the Company shall have no further obligations to the Executive hereunder.

(b)           By the Company for Cause or By the Executive Without Good Reason.  If the Executive’s employment with the Company hereunder is terminated by the Company for Cause pursuant to Section 4(b) or by the Executive without Good Reason pursuant to Section 4(e), the Company shall as soon as practicable pay the Executive any Base Salary accrued and due to the Executive under Section 3(a) through the Executive’s date of termination and the Executive shall forfeit his entire unpaid Bonus, if any.  Other than the foregoing, the Company shall have no further obligations to the Executive hereunder.

(c)           By the Company Without Cause or By the Executive for Good Reason.  If the Executive’s employment with the Company hereunder is terminated by the Company Without Cause pursuant to Section 4(d) or the Executive for Good Reason pursuant to Section 4(c), the Company shall as soon as practicable (until such earlier time that the Executive violates the provisions of Section 6(b) or (c) wherein the Company shall have no further obligations to the Executive hereunder) (i) pay the Executive any Base Salary and/or pro-rata Bonus accrued and due to the Executive under Section 3(a) and/or 3(b) through the Executive’s date of termination; and (ii) pay to the Executive on the final day of employment, or as soon as practicable thereafter, an amount equal to the greater of:  (A) twelve (12) months of Executive’s then current Base Salary or (B) Four Hundred Thousand Dollars ($400,000 USD); and (iii) at the Company’s expense, continuation of Executive’s medical, dental and life insurance benefits coverage for a period of no less than one year following said termination date; and (iv) pay any amounts unconditionally accrued under any pension or benefit plans of the Company in accordance with the terms thereof; and (v) pay amounts earned, unconditionally accrued or owing to Executive but not yet paid, including, without limitation, any salary (including deferred salary, if applicable), bonus or stock options plus accrued interest thereon earned through the date of termination, and (vi) provide other benefits unconditionally accrued and vested on the date of termination, if any, in accordance with applicable plans and programs of the Company.

The Executive shall not be required to mitigate the amount of his severance benefit payable pursuant to this Section 5(c).

6.           Restrictive Covenants.

(a)           Reasonable Covenants.  It is expressly understood by and between the Company and the Executive that the covenants contained in this Section 6 are an essential element of this Agreement and that but for the agreement by the Executive to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the Company or any affiliate or subsidiary of the Company, including relations with their employees, clients, customers and accounts, the Company would not enter into this Agreement.  The Executive has independently consulted with his legal counsel and after such consultation agrees that such covenants are reasonable and proper.

(b)           No Diversion of Customers; No Solicitation of Employees, Etc.  During the Term and for twelve (12) months after the end of the Term the Executive shall not:

(i)           divert to any competitor of the Company or any of its affiliates or subsidiaries, any customer, supplier or business partner of the Company or any of its affiliates or subsidiaries; or

(ii)           solicit or encourage any officer, employee or consultant of the Company or any of its affiliates or subsidiaries to leave the employ of the Company or any of its affiliates or subsidiaries for employment by or with any competitor of the Company or any of its affiliates or subsidiaries;

provided, however, that the Executive may invest in stocks, bonds or other securities of any competitor of the Company or any of its affiliates or subsidiaries if:

(A)           such stocks, bonds, or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(B)           his investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares, or, in the case of other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding; and

(C)           such investment would not prevent, directly or indirectly, the transaction of business by the Company and/or of its affiliates or subsidiaries with any state, district, territory or possession of the United States or any governmental subdivision, agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.

If, at any time, the provisions of this Section 6(b) shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(b) shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive hereby agrees that this Section 6(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.  Except as provided in this Section 6, nothing in this Agreement shall prevent or restrict the Executive from engaging in any business or industry in any capacity.

(c)           Nondisclosure of Confidential Information.  The Executive shall keep secret and confidential and shall not disclose to any third party in any fashion or for any purpose whatsoever, any information regarding this Agreement, or any other information regarding the Company or its affiliates or subsidiaries which is not available to the general public, and/or  not generally known outside the Company or any such affiliate or subsidiary, to which he has or shall have had access at any time during the course of his employment with the Company, including, without limitation, any information relating to the Company’s (and its affiliates’ or subsidiaries’):

(i)           business, operations, plans, strategies, prospects or objectives;

(ii)           products, technologies, processes, specifications, research and development operations and plans;

(iii)           customers and customer lists;

(iv)           distribution, sales, service, support and marketing practices and operations;

(v)           financial condition and results of operations;

(vi)           operational strengths and weaknesses; and

(vii)           personnel and compensation policies and procedures.

Notwithstanding the foregoing provisions of this Section 6, the Executive may discuss this Agreement with the members of his immediate family and with his personal legal and tax advisors and may disclose the existence of his employment with the Company to any third party.  Executive understands that this Agreement and the terms hereof shall be filed with the U.S. Securities and Exchange Commission and disclosed in the Company’s securities filings and disclosures, as required by law.

(d)           Specific Performance.  Without intending to limit the remedies available to the Company or its affiliates or subsidiaries, the Executive hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Executive violates any of the provisions of this Section 6, and that, in addition to money damages, the Company or its affiliates or subsidiaries may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in this Section 6.

7.           Successors.  This Agreement cannot be assigned by any of the parties hereto without the prior written consent of the other party hereto, except that it shall be binding automatically on any successors and assigns of all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

8.           Inventions.  Executive agrees to make prompt and full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company that (1) are created using the Company’s facilities, supplies, information, trade secrets or time; (2) directly or indirectly relate to or arise out of the business of the Company, including without limitation the research and development activities, of the Company; or (3) relate to or arise out of any task assigned to Executive or work Executive performs for the Company (collectively “Inventions”).  Employee further acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of and during the period of employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  The assignment of inventions does not apply to an invention that Executive developed entirely on his or her time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.

9.           Maintenance of Records.  Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

10.           Arbitration.  Except as provided in Section 6(d), all controversies, claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration before and under the Commercial Rules of the American Arbitration Association, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrators(s) may be entered in any court of competent jurisdiction.  The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.

11.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to conflicts of law principles.

12.           Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officers of the Company as may be specifically designated for such purpose by the Board.

13.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

14.           Indemnification.  The Company shall indemnify the Executive to the full extent permitted by applicable Delaware law, as well as its charter and by-laws, for all liabilities incurred by the Executive in connection with his reasonable execution of his duties hereunder.  The Company agrees to provide directors and officers insurance coverage on behalf of the Company and its directors and officers.

15.           Survival.  The obligations of the parties hereto contained in Sections 5, 6, 10 and 14 shall survive the termination of this Agreement.

16.           Notices.  For all purposes of this Agreement, notices and all other communications under or in connection with this Agreement shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:               Stephen Ferrone
220 Savanna Ct.
Lake Forest, Illinois  60045

If to the Company:               Immunosyn Corporation
4225 Executive Square
Suite 260
LaJolla, California  92037

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

IMMUNOSYN CORPORATION
By:	/s/ Douglas A. McClain Jr.
Name: Douglas A. McClain Jr.
Title: Chief Financial Officer

/s/ Stephen D. Ferrone
STEPHEN D. FERRONE